Exhibit 99.1

Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234
Celanese Corporation Reports Strong First Quarter Results
Record Quarterly Performance in Advanced Engineered Materials;
Raises Outlook for Full Year
First quarter highlights:
•	Net sales were $1,388 million, up 21% from prior year period

•	Operating profit was ($14) million versus $27 million in prior year period

•	Net earnings were $18 million versus ($20) million in prior year period

•	Operating EBITDA was $246 million versus $136 million in prior year period

•	Diluted EPS from continuing operations was $0.09 versus ($0.17) in prior year period

•	Adjusted EPS was $0.67 versus $0.08 in prior year period

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2010	2009
Net sales	1,388	1,146
Operating profit (loss)	(14)	27
Net earnings (loss) attributable to Celanese Corporation	18	(20)
Operating EBITDA [1]	246	136
Diluted EPS — continuing operations	$0.09	($0.17)
Diluted EPS — total	$0.10	($0.16)
Adjusted EPS [2]	$0.67	$0.08

[1]	Non-U.S. GAAP measure. See reconciliation in Table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in Table 6.
Dallas, April 27, 2010: Celanese Corporation (NYSE: CE), a leading, global chemical company, today reported first quarter 2010 net sales of $1,388 million, up 21 percent from the same period last year. The increase was primarily driven by significantly higher volumes across most businesses, particularly in Advanced Engineered Materials, as a result of the global economic recovery. Operating profit was a loss of $14 million compared with a profit of $27 million in the prior year period. This quarter’s results included $135 million of other charges and other adjustments, primarily associated with the proposed closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom. Net earnings were a profit of $18 million compared with a loss of $20 million in the same period last year, with earnings from equity investments and dividends from cost investments $49 million higher than the prior year period.
Adjusted earnings per share for the first quarter of 2010 were $0.67 compared with $0.08 in the same period last year. Results for the first quarter of 2009 included an inventory accounting impact of approximately $32 million before taxes primarily related to the negative effects of first-in, first out (FIFO) accounting. Adjusted earnings per share for the first quarter of 2010 are based on an effective tax rate of 20 percent and a diluted share count of 158.9 million.

Operating EBITDA in the period was $246 million compared with $136 million in the prior year period. Adjusted earnings per share and operating EBITDA both exclude the $135 million of other charges and other adjustments. The company estimated that higher raw material costs in acetyl derivatives, primarily related to ethylene, had a total net impact of between $15 million and $20 million in the first quarter of 2010.
“We are pleased with Celanese’s performance in the quarter as it clearly demonstrated the operating leverage of our advantaged portfolio,” said David Weidman, chairman and chief executive officer. “As the global economy rebounded off of its 2009 low point, our businesses continued to show signs of an accelerating sequential recovery. Our Advanced Engineered Materials business saw significant volume increase due to improving demand and continued success in our innovation and application development efforts. Although our acetyl chain experienced some impact from higher raw material costs during the period, we expect to offset this over the next two quarters.”
Recent Highlights
•	Announced the construction of a 50,000 ton polyacetal (POM) production facility in its National Methanol Co. joint venture (Ibn Sina) in Saudi Arabia and extended the venture, which will now run until 2032. Upon successful startup of the POM facility, Celanese’s economic interest in Ibn Sina will increase from 25 percent to a total of 32.5 percent.

•	Announced it is considering a consolidation of its global acetate manufacturing capabilities with the potential closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom. The company expects this proposed action would meet its return criteria for investment in productivity-related projects.

•	Received formal approval of its previously announced plans to expand flake and tow capacities, each by 30,000 tons, at its joint venture facility in Nantong, China, with its joint venture partner, China National Tobacco Corporation.

•	Announced a 25 percent increase in its quarterly common stock cash dividend beginning August 2010. The annual dividend rate will increase from $0.16 to $0.20 per share of common stock and the quarterly rate will increase from $0.04 to $0.05 per share.
First Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials delivered record performance in both earnings and volume as it continued to demonstrate the significant operating leverage of its specialty engineered polymers business model. Net sales for the first quarter were $282 million compared with $165 million in the first quarter of 2009, driven by significantly higher volumes, positive currency effects and sales from the Future Advanced Composites Technology long-fiber reinforced thermoplastics (LFT) business acquired in December 2009. The higher volumes were attributed to the global economic recovery across most of its end-use industries and geographies and continued success of its application development and product innovation strategies. Additionally, the quarter’s results benefited from additional volumes due to a polyacetal (POM) competitor outage in Europe during the period. These increases were partially offset by lower average pricing due to product mix and the sales mix effect of lower priced, non-specified applications related to the competitor outage. Operating profit increased to $46 million compared with a loss of $19 million in the same period last year. Operating EBITDA was $82 million in the first quarter of 2010 compared with $0 in the prior year period. Equity earnings from affiliates were $29 million higher than last year’s results, reflecting similar volume increases as the company’s Ticona business and the positive sequential effects of the planned turnaround in the fourth quarter of 2009.
Consumer Specialties
Consumer Specialties continued to deliver sustained earnings despite ongoing softness in industry demand. Net sales for the first quarter were $238 million compared with $266 million in the same period last year, driven primarily by lower volumes in Europe and North America and the timing of sales related to an electrical disruption and subsequent production outage at the company’s acetate manufacturing facility in Narrows, Virginia. The facility resumed normal operations during the quarter and the company expects to recover the impacted volume throughout the remainder of the year. Operating profit was a loss of $30 million compared with a profit of $66 million in the prior year period. First quarter 2010 results included $80 million of other charges and other adjustments, primarily associated with a non-cash impairment charge related to the company’s proposed closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom. The company’s fixed spending reduction efforts were not able to offset the lower volumes and higher energy costs. Operating EBITDA, excluding all other charges and other adjustments, was $61 million compared with $81 million in the prior year period.
Industrial Specialties
Industrial Specialties continued to experience volume recovery in its emulsions and EVA performance polymers businesses. Net sales for the first quarter were $242 million, flat year-over-year, as increased volumes in emulsions and EVA performance polymers offset lower sales resulting from the divestiture of the polyvinyl alcohol (PVOH) business in July 2009. First quarter 2009 results included $36 million of sales associated with the divested PVOH business. Higher volumes were primarily driven by the availability of production following the company’s force majeure event at its EVA performance polymers facility in Edmonton, Canada, in the first quarter of 2009. Results also benefited from customer innovation efforts and continued growth in Asia for its emulsions business. Operating profit was $12 million compared with $10 million in the same period last year, as higher volumes were partially offset by higher raw material costs, particularly related to ethylene. Last year’s results included $3 million in other charges and other adjustments related to the company’s restructuring efforts. Operating EBITDA in the first quarter of 2010 was $22 million compared with $26 million in the prior year period.
Acetyl Intermediates
Acetyl Intermediates delivered solid results, reflecting its advantaged technology position in acetic acid and throughout the acetyl chain. Net sales were $724 million compared with $572 million in the same period last year, primarily driven by higher volumes and increased average pricing. Volumes increased with a recovery in global economic conditions compared with the prior year and reflected expected seasonality. Industry pricing levels in acetic acid have remained stable over the past several quarters, despite industry utilization rates in the high 70 percent range. The company continued to operate its acetic acid units at elevated rates. Operating profit was $2 million compared with $12 million in the same period last year. First quarter 2010 results included approximately $52 million of certain other adjustments, primarily related to the write-down of certain raw material contracts due to a supplier bankruptcy, as well as the write-down of other productive assets. Operating EBITDA, which excluded the adjustments, was $107 million compared with $48 million in the first quarter of 2009. While pricing and margins remained relatively stable in acetic acid, the company experienced margin pressure in its acetyl derivatives product lines, primarily due to rapidly rising raw material costs and low industry utilization. The company estimated a total first quarter net impact of between $15 million and $20 million throughout the acetyl chain. The majority of the estimated net impact was in Acetyl Intermediates, with the remainder reflected in Industrial Specialties, and the company expects to offset the impact over the next two quarters.
Taxes
The tax rate for adjusted earnings per share was 20 percent in the first quarter of 2010 compared with 29 percent in the first quarter of 2009. The effective tax rate for continuing operations for the first quarter of 2010 was 667 percent versus negative 31 percent in the first quarter of 2009. The change in the effective rate is primarily due to new tax legislation in Mexico, partially offset by foreign losses not resulting in tax benefits in the current period, the effect of healthcare reform in the U.S. of $7 million, and lower earnings in jurisdictions participating in tax holidays. Cash taxes paid were $11 million in the first quarter of 2010 compared with a net cash tax refund of $5 million in the first quarter of 2009. The increase in cash taxes paid is primarily the result of a German tax refund in 2009 and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, were $53 million compared with $4 million in the same period last year. The increase was primarily driven by increased earnings from the company’s Advanced Engineered Materials affiliates as well as higher dividends from the company’s Ibn Sina cost affiliate. Equity and cost investment dividends, which are included in cash flows, were $57 million compared with $24 million in the same period last year.
The strategic affiliates in the Advanced Engineered Materials business reported earnings in equity investments of $21 million in the first quarter of 2010 as reflected in Table 8. Affiliate EBITDA in excess of equity in net earnings of affiliates, not reflected in equity earnings, was $19 million in the same period. The company’s proportional net debt of affiliates was approximately $65 million as of March 31, 2010.

Cash Flow
Cash and cash equivalents at the end of the first quarter of 2010 were $1,139 million compared with $1,150 at the end of the first quarter of 2009. Cash provided by operating activities was $55 million in the quarter compared with $199 million in the same period last year as the increased earnings were offset by higher trade working capital associated with increased volume. First quarter 2009 results also included a $75 million value-added tax reimbursement related to the relocation of Ticona’s business in Kelsterbach, Germany, which was paid in the second quarter of 2009. During the first quarter of 2009, the company also received a payment of $412 million related to the Kelsterbach relocation, which is reflected in investing activities. Net debt at the end of the first quarter of 2010 was $2,352 million, a $105 million increase from the end of the fourth quarter of 2009.
Outlook
Based on the impact of the accelerating pace of the global economic recovery, primarily in Advanced Engineered Materials, and the continued success in implementing strategies to enhance the earnings power of its leading businesses, the company increased its expectation for growth in 2010 to more than $250 million of operating EBITDA compared with 2009. The company had previously expected improved operating EBITDA of approximately $200 million, absent a significant economic catalyst.
The company noted that increased volumes in Advanced Engineered Materials and higher year-over-year dividends from its acetate China ventures are expected to drive the increased earnings growth expectations. Over the next two quarters, the company also expects to offset approximately $15 million to $20 million impact from higher raw material costs experienced throughout the acetyl chain during the first quarter of 2010.
“We saw improved global demand across most of our businesses and expect this trend to continue into the second quarter, particularly in Advanced Engineered Materials,” Weidman said. “The plans that we have in place to drive improved earnings are on track and continue to add to our near-term performance. With our advantaged portfolio, leading technologies, continual productivity and profitable innovation, we remain confident in our ability to deliver improved earnings in 2010 and beyond.”

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 (0)6107 772 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 (0)6107 772 7231
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $5.1 billion in 2009, with approximately 73% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined by the company as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates’ net debt.

•	Adjusted free cash flow is defined by the company as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2010	2009

Net sales	1,388	1,146
Cost of sales	(1,170)	(946)

Gross profit	218	200

Selling, general and administrative expenses	(123)	(114)
Amortization of Intangible assets [1]	(15)	(17)
Research and development expenses	(19)	(20)
Other (charges) gains, net	(77)	(21)
Foreign exchange gain (loss), net	2	2
Gain (loss) on disposition of businesses and assets, net	—	(3)

Operating profit (loss)	(14)	27

Equity in net earnings (loss) of affiliates	26	(2)
Interest expense	(49)	(51)
Interest income	1	3
Dividend income — cost investments	27	6
Other income (expense), net	6	1

Earnings (loss) from continuing operations before tax	(3)	(16)

Income tax (provision) benefit	20	(5)

Earnings (loss) from continuing operations	17	(21)

Earnings (loss) from operation of discontinued operations	—	1
Gain on disposal of discontinued operations	2	—
Income tax (provision) benefit, discontinued operations	(1)	—

Earnings (loss) from discontinued operations	1	1

Net earnings (loss)	18	(20)
Less: Net earnings (loss) attributable to noncontrolling interests	—	—

Net earnings (loss) attributable to Celanese Corporation	18	(20)

Cumulative preferred stock dividend	(3)	(3)

Net earnings (loss) available to common shareholders	15	(23)

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	$0.09	($0.17)
Discontinued operations	0.01	0.01

Net earnings (loss) — basic	$0.10	($0.16)

Earnings (loss) per common share — diluted
Continuing operations	$0.09	($0.17)
Discontinued operations	0.01	0.01

Net earnings (loss) — diluted	$0.10	($0.16)

Weighted average shares (millions)
Basic	150.3	143.5
Diluted	152.6	143.5

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	March 31,	December 31,
(in $ millions)	2010	2009

ASSETS
Current assets
Cash & cash equivalents	1,139	1,254
Trade receivables — third party and affiliates, net	801	721
Non-trade receivables	276	262
Inventories	545	522
Deferred income taxes	41	42
Marketable securities, at fair value	4	3
Assets held for sale	3	2
Other assets	42	50

Total current assets	2,851	2,856

Investments in affiliates	764	790
Property, plant and equipment, net	2,723	2,797
Deferred income taxes	488	484
Marketable securities, at fair value	79	80
Other assets	266	311
Goodwill	765	798
Intangible assets, net	266	294

Total assets	8,202	8,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	258	242
Trade payables — third party and affiliates	626	649
Other liabilities	552	611
Deferred income taxes	32	33
Income taxes payable	72	72

Total current liabilities	1,540	1,607

Long-term debt	3,233	3,259
Deferred income taxes	129	137
Uncertain tax positions	227	229
Benefit obligations	1,275	1,288
Other liabilities	1,224	1,306
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(781)
Additional paid-in capital	530	522
Retained earnings	1,511	1,502
Accumulated other comprehensive income (loss), net	(686)	(659)

Total Celanese Corporation shareholders’ equity	574	584
Noncontrolling interests	—	—

Total shareholders’ equity	574	584

Total liabilities and shareholders’ equity	8,202	8,410

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions)	2010	2009

Net Sales
Advanced Engineered Materials	282	165
Consumer Specialties	238	266
Industrial Specialties	242	242
Acetyl Intermediates	724	572
Other Activities [1]	—	—
Intersegment eliminations	(98)	(99)

Total	1,388	1,146

Operating Profit (Loss)
Advanced Engineered Materials	46	(19)
Consumer Specialties	(30)	66
Industrial Specialties	12	10
Acetyl Intermediates	2	12
Other Activities [1]	(44)	(42)

Total	(14)	27

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	21	(8)
Consumer Specialties	—	3
Industrial Specialties	—	—
Acetyl Intermediates	28	4
Other Activities [1]	10	6

Total	59	5

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	(2)	10
Consumer Specialties	80	—
Industrial Specialties	—	3
Acetyl Intermediates	52	5
Other Activities [1]	5	15

Total	135	33

Depreciation and Amortization Expense
Advanced Engineered Materials	17	17
Consumer Specialties	11	12
Industrial Specialties	10	13
Acetyl Intermediates	25	27
Other Activities [1]	3	2

Total	66	71

Operating EBITDA
Advanced Engineered Materials	82	—
Consumer Specialties	61	81
Industrial Specialties	22	26
Acetyl Intermediates	107	48
Other Activities [1]	(26)	(19)

Total	246	136

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7 for details.

Table 2
Factors Affecting First Quarter 2010 Segment Net Sales Compared to First Quarter 2009

	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	71%	-11%	6%	5%[2]	71%
Consumer Specialties	-11%	0%	0%	0%	-11%
Industrial Specialties	16%	-4%	3%	-15%[3]	0%
Acetyl Intermediates	14%	10%	3%	0%	27%
Total Company	18%	3%	3%	-3%	21%

[1]	Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

[2]	2010 includes the effects of the FACT GmbH (Future Advanced Composites Technology) acquisition.

[3]	2010 does not include the effects of the PVOH business, which was sold on July 1, 2009.
Table 3
Cash Flow Information

	Three Months Ended
	March 31,
(in $ millions)	2010	2009

Net cash provided by operating activities	55	199
Net cash provided by (used in) investing activities [1]	(132)	311
Net cash used in financing activities	(15)	(48)
Exchange rate effects on cash	(23)	12
Cash and cash equivalents at beginning of period	1,254	676

Cash and cash equivalents at end of period	1,139	1,150

[1]	2010 includes $0 million of cash received and $85 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2009 includes $412 million of cash received and $58 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended
	March 31,
(in $ millions)	2010	2009

Dividends from equity investments	30	18
Dividends from cost investments	27	6

Total	57	24

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	March 31,	December 31,
(in $ millions)	2010	2009

Short-term borrowings and current installments of long-term debt — third party and affiliates	258	242
Long-term debt	3,233	3,259

Total debt	3,491	3,501
Less: Cash and cash equivalents	1,139	1,254

Net Debt	2,352	2,247

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2010		2009
		per		per
		share		share
Earnings (loss) from continuing operations	17	0.09	(21)	(0.17)
Deduct Income tax (provision) benefit	20		(5)

Earnings (loss) from continuing operations before tax	(3)		(16)
Other charges and other adjustments [1]	135		33

Adjusted earnings (loss) from continuing operations before tax	132		17
Income tax (provision) benefit on adjusted earnings [2]	(26)		(5)
Less: Noncontrolling interests	—		—

Adjusted earnings (loss) from continuing operations	106	0.67	12	0.08

Diluted shares (in millions) [3]

Weighted average shares outstanding		150.3		143.5
Assumed conversion of preferred stock		6.3		12.1
Dilutive restricted stock units		0.4		—
Dilutive stock options		1.9		—

Total diluted shares		158.9		155.6

[1]	See Table 7 for details.

[2]	The adjusted effective tax rate is 20% and 29% for the three months ended March 31, 2010 and 2009, respectively.

[3]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended
	March 31,
(in $ millions)	2010	2009

Employee termination benefits	5	24
Ticona Kelsterbach plant relocation	6	3
Clear Lake insurance recoveries	—	(6)
Plumbing actions	(12)	(1)
Asset impairments	72	1
Other	6	—

Total	77	21

Other Adjustments: 1

	Three Months Ended		Income
	March 31,		Statement
(in $ millions)	2010	2009	Classification

Business optimization	4	2	SG&A
Ticona Kelsterbach plant relocation	—	1	Cost of sales
Plant closures	9	4	Cost of sales / SG&A
Contract termination	22	—	Cost of sales
Write-off of other productive assets	17	—	Cost of sales
Other	6	5	Various

Total	58	12

Total other charges and other adjustments	135	33

[1]	These items are included in net earnings but not included in other charges.

Table 8 — Equity Affiliate Data
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended
(in $ millions)	March 31,
	2010	2009

Net Sales
Ticona Affiliates[1]	371	172
Infraserv Affiliates[2]	530	510

Total	901	682

Operating Profit
Ticona Affiliates	65	(19)
Infraserv Affiliates	20	25

Total	85	6

Depreciation and Amortization
Ticona Affiliates	21	27
Infraserv Affiliates	26	23

Total	47	50

Affiliate EBITDA[3]
Ticona Affiliates	86	8
Infraserv Affiliates	46	48

Total	132	56

Net Income
Ticona Affiliates	44	(16)
Infraserv Affiliates	15	19

Total	59	3

Net Debt
Ticona Affiliates	144	260
Infraserv Affiliates	447	562

Total	591	822

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended
(in $ millions)	March 31,
	2010	2009

Net Sales
Ticona Affiliates	171	80
Infraserv Affiliates	174	163

Total	345	243

Operating Profit
Ticona Affiliates	30	(8)
Infraserv Affiliates	7	8

Total	37	—

Depreciation and Amortization
Ticona Affiliates	10	12
Infraserv Affiliates	8	7

Total	18	19

Affiliate EBITDA[3]
Ticona Affiliates	40	4
Infraserv Affiliates	15	15

Total	55	19

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	21	(8)
Infraserv Affiliates	5	6

Total	26	(2)

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	19	12
Infraserv Affiliates	10	9

Total	29	21

Net Debt
Ticona Affiliates	65	118
Infraserv Affiliates	147	177

Total	212	295

[1]	Ticona Affiliates accounted for using the equity method include Polyplastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%) and Una SA (50%).

[2]	Infraserv Affiliates accounted for using the equity method include Infraserv Hoechst (32% ownership), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[3]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

[4]	Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category.

[5]	Calculated as Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA.